Exhibit 99.1

Equillium Reports Fourth Quarter and Full Year 2024 Financial Results and Recent Corporate and Clinical Highlights

Announced topline data from the Phase 3 EQUATOR study in first-line acute graft-versus-host disease

Breakthrough Therapy designation and meeting request to discuss potential for Accelerated Approval submitted to FDA, feedback expected during May 2025

LA JOLLA, California, March 27, 2025 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders, today announced financial results for the fourth quarter and full year 2024, as well as corporate and clinical highlights.

“This morning, following considerable efforts by our clinical team, we announced topline data from the Phase 3 EQUATOR study evaluating itolizumab in first-line treatment of acute graft-versus-host disease,” said Bruce Steel, chief executive officer at Equillium. “While we did not meet Day 29 outcomes of complete response - our primary endpoint - and overall response rate, itolizumab did demonstrate statistically significant and clinically meaningful benefit in important longer-term outcomes, including complete response at Day 99, duration of complete response and failure-free survival. These longer-term outcomes are critically important for aGVHD patients – a rare disease with no approved therapies and overall survival at one-year as low as 40 percent. Based on these data and prior FDA guidance, we have submitted a request for Breakthrough Therapy designation and have been granted a meeting with the FDA to discuss the potential for Accelerated Approval of itolizumab for first-line treatment of aGVHD, an indication where itolizumab has already received Orphan Drug and Fast Track designations. We expect feedback from the FDA during May 2025 and, if positive, subject to raising additional capital, we would plan to submit a biologics license application during the first half of 2026.”

Recent Corporate & Clinical Highlights:

•
Announced topline data from the Phase 3 EQUATOR study in first-line acute graft-versus-host disease (aGVHD) demonstrating a favorable safety and tolerability profile, and clinically meaningful longer-term outcomes. There was no meaningful difference in complete response (CR) and overall response rate (ORR) at Day 29 between itolizumab patients and placebo patients, but statistical significance and/or clinically meaningful benefit in longer term outcomes were achieved by itolizumab in the following measurements1:
o
Statistical significance in duration of CR favoring itolizumab, with a median 336 days vs. 72 days, p-value 0.017
o
Statistical significance in failure-free survival favoring itolizumab, with a median 154 days vs. 70 days, p-value 0.043
o
Statistical significance in CR at Day 99 favoring itolizumab, with 35 (44.9%) vs. 22 (28.6%) patients, p-value 0.035
o
Positive trend in overall survival favoring itolizumab, with mortality of 19 (24.4%) vs. 25 (32.5%) patients
o
Steroid tapering and rates of primary disease relapse and chronic graft-versus-host disease were similar for both treatment arms

1 mITT: data shown under modified intent-to-treat analysis (removes three enrolled patients that did not receive any study treatment)

•
Announced positive topline data from a Phase 2 study evaluating itolizumab in the treatment of moderate to severe ulcerative colitis (UC). Itolizumab demonstrated clinical efficacy after 12 weeks of treatment, achieving a clinical remission rate of 23.3% compared to 20.0% for adalimumab and 10.0% for placebo. Itolizumab also achieved key secondary endpoint of endoscopic remission of 16.7% compared to 16.7% for adalimumab and 6.7% for placebo and was generally well tolerated consistent with prior clinical experience.
•
Presented data on the dual and synergistic signaling of IL-15 and IL-21 – targets of EQ302 - highlighting that a single agent would be optimal to inhibit or activate both cytokines known to drive aggressive T and NK cell responses that promote the cytolytic activity and interferon gamma production observed in multiple inflammatory diseases.

Anticipated Upcoming Milestones:

•
Itolizumab: Feedback from the FDA on request for Breakthrough Therapy designation and outcome from the FDA meeting to review EQUATOR data and Accelerated Approval pathway expected during May 2025

Fourth Quarter and Full Year 2024 Financial Results

Revenue for the fourth quarter of 2024 was $4.4 million, compared with $9.2 million for the same period in 2023. For the full year of 2024, revenue was $41.1 million, compared with $36.1 million for the full year of 2023. Revenue in 2024 and 2023 consisted entirely of itolizumab development funding and amortization of the upfront payment from Ono Pharmaceutical related to the terminated Asset Purchase Agreement.

Research and development (R&D) expenses for the fourth quarter of 2024 were $7.3 million, compared with $9.2 million for the same period in 2023. For the full year of 2024, R&D expenses were $37.4 million, compared with $37.0 million for the full year of 2023. The nominal year-over-year increase in R&D expenses was driven by increases in preclinical and clinical development expenses and consulting expenses, which were partially offset by a decrease in employee compensation.

General and administrative (G&A) expenses for the fourth quarter of 2024 were $1.8 million, compared with $3.2 million for the same period in 2023. For the full year of 2024, G&A expenses were $11.9 million, compared with $13.6 million for the full year of 2023. The year-over-year decrease was driven by lower employee compensation, audit and tax professional fees, consulting expenses, and overhead costs.

Net loss for the fourth quarter of 2024 was $5.8 million, or $(0.16) per basic and diluted share, compared with a net loss of $2.3 million, or $(0.07) per basic and diluted share for the same period in 2023. Net loss for the full year of 2024 was $8.1 million, or $(0.23) per basic and diluted share, compared with a net loss of $13.3 million, or $(0.38) per basic and diluted share for the full year of 2023. The decrease in net loss for the full year was primarily due to greater revenue and to a lesser extent, lower operating expenses, which were partially offset by a decrease in other income and an increase in income tax expense.

Cash, cash equivalents and short-term investments totaled $22.6 million as of December 31, 2024, compared to $40.9 million as of December 31, 2023. Equillium believes that its cash, cash equivalents and short-term investments on the balance sheet as of December 31, 2024, are capable of funding its currently planned operations into the third quarter of 2025, based on certain assumptions and estimates that may prove to be inaccurate.

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM signaling pathway to downregulate pathogenic T effector cells while preserving T regulatory cells critical for maintaining a balanced immune response. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of several novel immunomodulatory assets and product platform targeting immuno-inflammatory pathways.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future”, “potential” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include, but are not limited to, statements regarding Equillium’s plans and strategies with respect to developing itolizumab, the impact of the data from Equillium’s Phase 3 EQUATOR study in aGVHD, the expected timeline for the presentation of additional data from clinical studies and for a potential biologics license application submission, the potential benefits of Equillium’s product candidates, the expected timing and impact of FDA feedback, including potential Accelerated Approval pathway, Equillium’s ability to raise additional capital, and Equillium’s cash runway. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to raise additional capital on terms acceptable to Equillium, or at all; Equillium’s ability to continue as a going concern; Equillium’s ability to execute its plans and strategies; risks related to performing clinical and pre-clinical studies; whether the results from clinical and pre-clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; changes in the competitive landscape; and changes in Equillium’s strategic plans. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Michael Moore

Vice President, Investor Relations & Corporate Communications

619-302-4431

ir@equilliumbio.com

Equillium, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)
	December 31,	December 31,
	2024	2023
Assets
Cash, cash equivalents and short-term investments	$22,575	$40,866
Accounts receivable	-	3,735
Prepaid expenses and other assets	2,665	5,133
Operating lease right-of-use assets	364	796
Total assets	$25,604	$50,530
Current liabilities
Accounts payable and other current liabilities	$6,356	$11,844
Current portion of deferred revenue	-	15,729
Total current liabilities	6,356	27,573
Long-term operating lease liabilities	187	384
Total liabilities	6,543	27,957
Total stockholders' equity	19,061	22,573
Total liabilities and stockholders' equity	$25,604	$50,530

Equillium, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$4,392	$9,211	$41,095	$36,084
Operating expenses:
Research and development	7,314	9,183	37,428	37,039
General and administrative	1,775	3,228	11,936	13,567
Total operating expenses	9,089	12,411	49,364	50,606
Loss from operations	(4,697)	(3,200)	(8,269)	(14,522)
Total other (expense) income, net	(734)	874	563	1,767
Loss before income tax expense	(5,431)	(2,326)	(7,706)	(12,755)
Income tax expense	361	16	361	580
Net loss	$(5,792)	$(2,342)	$(8,067)	$(13,335)
Net loss per share, basic and diluted	$(0.16)	$(0.07)	$(0.23)	$(0.38)
Weighted-average number of common shares outstanding, basic and diluted	35,457,559	35,153,124	35,357,641	34,726,384